Exhibit 10.41

Amendment of Tax Allocation Agreement
Between
MAXXAM Inc.
and
The Pacific Lumber Company

WHEREAS, MAXXAM Inc. ("MAXXAM"), The Pacific Lumber Company ("Pacific Lumber"), Scotia Pacific Holding Company ("Scotia"), and Salmon Creek Corporation ("Salmon Creek") executed a tax allocation agreement as of March 23, 1993 covering all taxable years during which Pacific Lumber, Scotia, and Salmon Creek were included in MAXXAM's Federal consolidated income tax returns (the "Tax Allocation Agreement"); and

WHEREAS, Pacific Lumber is currently a member of the affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended ("the Code"), of which MAXXAM is the common parent corporation (the "Group"); and

WHEREAS, Scotia, a wholly owned subsidiary of Pacific Lumber, is no longer a member of the Group as a result of being merged into a newly formed wholly-owned subsidiary of Pacific Lumber, Scotia Pacific Company LLC ("Scotia LLC"), on July 20, 1998; and

WHEREAS, Scotia LLC is not a member of the Group since it is a single member limited liability company which has not elected to be treated as an association taxable as a corporation and, therefore, is treated as a division of Pacific Lumber pursuant to Treasury Regulation ss.301.7701-3(b)(1); and

WHEREAS, Salmon Creek Corporation, a wholly owned subsidiary of Pacific Lumber, is no longer a member of the Group as a result of being converted into a single member limited liability company, Salmon Creek LLC ("Salmon Creek LLC"), on December 7, 1999; and

WHEREAS, Salmon Creek LLC is not a member of the Group since it is a single member limited liability company which has not elected to be treated as an association taxable as a corporation and, therefore, is treated as a division of Pacific Lumber pursuant to Treasury Regulation ss.301.7701-3(b)(1); and

WHEREAS, MAXXAM and Pacific Lumber wish to amend the Tax Allocation Agreement as contemplated herein.

NOW, THEREFORE, MAXXAM and Pacific Lumber hereby agree to the following amendments to the Tax Allocation Agreement effective for periods beginning after February 28, 1999:

1.	Paragraph 4.(a) of the Tax Allocation Agreement is replaced with, and superseded by, the following language:

For purposes of making the computations described herein, Salmon Creek and any Restricted Subsidiary which becomes a member of the Group (each a "PL Subgroup Subsidiary") shall, together with Pacific Lumber, be treated as an affiliated group of corporations ("the PL Subgroup"), the common parent of which is Pacific Lumber, provided, however, that the PL Subgroup shall only include any subsidiary to the extent that such subsidiary meets the test of affiliation under Section 1504 of the Code as it would apply to the PL Subgroup.

2.	Paragraph 4.(b) is amended by adding the following language after the first sentence:

For the avoidance of doubt, Pacific Lumber's net operating losses are available to offset Salmon Creek's 1999 taxable income recognized on the sale of its Headwaters timberlands.

3.	Paragraphs 5.(a), (b), (c), (d), and (e) of the Tax Allocation Agreement are deleted and shall not apply.

IN WITNESS WHEREOF, MAXXAM and Pacific Lumber have executed this Amendment of Tax Allocation Agreement by duly authorized officers thereof as of December 31, 2001.

MAXXAM Inc.

By:	/s/ Paul N. Schwartz
Title:	President

The Pacific Lumber Company

By:	/s/ Gary L. Clark
Title:	Vice President - Finance
And Administration